Exhibit 99.1

Friday August 12, 3:38 PM EDT

SAN DIEGO, Aug 12, 2005 /PRNewswire-FirstCall via COMTEX/ -- Royale Energy, Inc. (ROYL) announced today that its net earnings are $264,071, or $0.03 per share, on revenues of $6,059,735 for the second quarter ended June 30, 2005. This compares to a net income of $719,582, or $0.09 per share, on revenues of $6,392,400 for the 2nd quarter ended June 30, 2004.

For the six months ended June 30, 2005 Royale reported net income of $132,238, or $0.02 per share, on revenues of $11,612,350. This compares to net income of $1,681,207, or $0.21 per share, on revenues of $11,905,677 for the six months ended June 30, 2004.

The lower income in 2005 was the result of lower production and higher drilling and lease operating expenses.

Commenting on the results, CEO Don Hosmer stated that the natural depletion of our existing production resulted in lower oil and natural gas revenues and tightness in the availability of drilling rigs in California have delayed our reserve replacement. Drilling operations will now begin in September. CFO Stephen Hosmer stated that the company has a good inventory of seismic data confirming quality drillable prospects.

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The Company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for nearly 20 years. The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

SOURCE Royale Energy, Inc.

CONTACT: Chanda Idano, Director of Marketing & PR of Royale Energy, Inc., +1-619-881-2801, or fax, +1-619-881-2899, Chanda@royl.com
http://www.royl.com